New York, New York, November 12, 2003 (NASDAQ: NTLI)

NTL Incorporated announces results for three and nine months ended September 30, 2003

HIGHLIGHTS

•	Revenues increase to £555.2 million, Combined Segment Profit increases to £201.4 million and Net Loss decreases to £117.3 million

•	NTL Home adds 56,200 net customers and 123,400 Revenue Generating Units in the quarter

•	Average Revenue Per User increases to £41.43 from £41.04 in the second quarter

•	Over 30% of customers taking NTL Home’s broadband services

•	Rights offering underway, net proceeds of £824.3 million ($1,370.0 million) expected to be used with cash on hand to repay high cost debt and for general corporate purposes

      Financial Highlights

	Quarterly Results (unaudited)

(In millions)	Q3-2003	Q3-2002	Q3-2003	Q3-2002

	£		$
Revenues
Home	£371.8	£350.4	$598.7	$543.9
Business	69.4	76.7	111.8	119.2
Broadcast	67.6	63.4	108.8	98.5
Carriers	28.5	28.5	45.9	44.5
Ireland	17.9	15.7	28.9	24.2

Total revenues	£555.2	£534.7	$894.1	$830.3

Segment profit (loss)
Home	£176.5	£151.5	$284.1	$234.5
Business	26.9	18.0	43.3	28.1
Broadcast	28.2	28.1	45.4	43.7
Carriers	23.9	24.5	38.5	38.1
Ireland	7.5	4.5	12.2	6.9
Shared services	(61.6)	(62.9)	(99.2)	(97.7)

Combined segment profit	£201.4	£163.7 (1)	$324.3	$253.6 (1)

Combined segment profit margin %	36.3%	30.6%	36.3%	30.6%
Net (loss)	£(117.3)	£(369.1)	$(188.9)	$(567.6)

(1) Q3 2002 combined segment profit is presented prior to the effect of changes in certain assumptions relating to allocation of costs between capital and operating expense that were made in Q4 2002. Had they been applied in Q3 2002, these changes would have reduced Q3 2002 combined segment profit by approximately £10.2 million ($15.8 million) to £153.5 million ($237.8 million) and reduced combined segment profit margin from 30.6% to 28.7%. The divisional reductions are approximately: NTL Home £2.8 million ($4.3 million); NTL Business £2.0 million ($3.1million); NTL Broadcast £0.3 million ($0.5 million) and shared services £5.1 million ($7.9 million).

NLT INCORPORATED
November 12, 2003

New York, New York (November 12 2003) — NTL Incorporated (NASDAQ: NTLI) announced today its third quarter 2003 results. Commenting on the results, Simon Duffy, Chief Executive Officer of NTL, said:

“I am very pleased to announce NTL’s third quarter results, which reflect the continued improvement in the operating performance of the Company.

NTL Home continues to accelerate customer growth, adding 56,200 net customers and 123,400 Revenue Generating Units (RGUs) in the third quarter. Broadband growth is maintaining momentum as we continue to increase our market share in our franchise areas. The introduction of compelling, bundled offers has enabled us to attract more telephony and digital television customers during a period of increased market activity in both sectors.

NTL Business achieved a segment profit margin of approximately 39% as a consequence of restructuring the division, cutting costs and terminating unprofitable business.

Both the Broadcast and Carrier divisions grew revenues and segment profit from the second to the third quarter 2003, and NTL Ireland continues to increase segment profit through the reduction of bad debt.

Shared Services benefited from the re-negotiation of the IBM contract for outsourced IT services, as well as other cost efficiencies in the third quarter.

We expect to complete the current rights offering on November 17, raising net proceeds of £824.3 million ($1,370.0 million) which will be used, with cash on hand, to reduce high cost debt, generating annual cash interest savings of approximately £124.0 million ($206.1 million).”

NTL INCORPORATED
November 12, 2003

Group Highlights

For the use of non-GAAP financial measures please reference pages 22-25.

Unless otherwise disclosed all amounts as of September 30, 2003 are based on an exchange rate of $1.66 to £1 and all amounts disclosed for the period ended September 30, 2003 are based on an exchange rate of $1.61 to £1.

Revenue

For the three months ended September 30, 2003, consolidated revenues increased by 3.8% in UK pounds to £555.2 million ($894.1 million) from £534.7 million ($830.3 million) for the same period of 2002.

Group revenue growth was mainly due to customer and RGU growth within NTL Home where revenues increased by £21.4 million over Q3 2002. In addition, revenues in our NTL Broadcast division increased by £4.2 million and revenues in NTL Ireland increased by £2.2 million over Q3 2002. This was partially offset by a fall in revenues in NTL Business, as the division continues to be repositioned for profitable growth in 2004.

The growth in NTL Home revenues for Q3 2003 was impacted by a one-time reduction of £5.6 million ($9.0 million). This reduction in revenue was the result of passing on to our wholesale customers a refund in port charges, billed to us by BT, for the period August 2001 to July 2003.

Combined segment profit

For the three months ended September 30, 2003 combined segment profit increased by 23.0% in UK pounds to £201.4 million ($324.3 million) from £163.7 million ($253.6 million) for the same period of 2002.

Contributing to the improvement in combined segment profit was the increased number of high-margin broadband customers in NTL Home, a focus on increased profitability in NTL Business, and further operational efficiencies throughout the Company.

Combined segment profit also benefited from the completion of several initiatives, the benefits of which were primarily realized in the third quarter. These included a £7.5 million ($12.1 million) reduction in IBM IT rates to both shared services and Ireland, of which £4.6 million ($7.4 million) will recur quarterly; as well as £5.4 million ($8.7 million) and £1.8 million ($2.9 million) in NTL Home and NTL Business respectively, related to a reduction in local government charges associated with the local loop component of the NTL network.

Net loss

For the three months ended September 30, 2003, net loss decreased by 68.2% in UK pounds to £117.3 million ($188.9 million) from £369.1 million ($567.6 million) for the same period of 2002. This change was primarily the result of a decrease in other charges of £211.1 million ($312.0 million) to £2.6 million ($4.2 million). Other charges of £213.7 million ($316.2 million)

NTL INCORPORATED
November 12, 2003

for Q3 2002, include provisions of £194.5 million ($287.7 million) for un-collectable amounts due from NTL Europe Inc. and certain of its subsidiaries, asset impairment charges of £18.0 million ($26.6 million) and restructuring charges of £1.3 million ($1.9 million). In addition, there was a reduction in depreciation expense of £65.5 million ($89.1 million) from Q3 2002 due to a decrease in the carrying value of fixed assets as a result of the adoption of fresh-start reporting.

These reductions were partially offset by an increase in interest expense of £58.3 million ($88.0 million) which was a result of additional borrowings under the 19% Notes in January 2003. In addition, the amendment and restatement of our Senior and Working Capital Credit Facilities in January 2003 increased the rate of interest payable and caused us to amortize certain costs.

Fixed asset additions (accrual basis)

Third quarter fixed asset additions (accrual basis) were £58.9 million ($95.0 million). Approximately 50% of the quarter’s fixed assets additions (accrual basis) were for CPE, in support of NTL Home’s customer growth. Total fixed asset additions (accrual basis) continue below the January 10, 2003 8-K projections due to capital efficiencies and the timing of projects within NTL Business and NTL Broadcast.

Cash and cash equivalents

At September 30, 2003, NTL had cash and cash equivalents of £282.4 million ($469.4 million). NTL’s liquidity will be further enhanced by the annual cash interest savings of approximately £124.0 million ($206.1 million) gained after repaying the 19% Notes and the working capital facility from the proceeds of the current rights offering and cash on hand. As a result of these cash interest savings, NTL expects to become free cash flow positive on an annual basis.

NTL INCORPORATED
November 12, 2003

Segment Review

NTL Home

In the third quarter, NTL Home continued to accelerate the growth in net customer additions by adding approximately 56,200 net customers, and ending the quarter with 2,809,500 customers. In addition, NTL Home added approximately 123,400 RGUs in the third quarter, ending with 5,364,100 RGUs subscribing to a total of 5,785,600 services.

For the three months ended September 30, 2003, NTL Home revenues increased by 6.1% in UK pounds to £371.8 million ($598.7 million) from £350.4 million ($543.9 million) for the same period of 2002. The increase in revenue was primarily the result of an increase in the number of customers subscribing to our broadband Internet services.

For the three months ended September 30, 2003, NTL Home segment profit increased by 16.5% in UK pounds to £176.5 million ($284.1 million) from £151.5 million ($234.5 million) for the same period of 2002. The increase in segment profit was the result of higher revenues, lower CATV programming costs and a reduction in telephone interconnection costs.

NTL Home has increased the number of its triple play customers (taking telephone, TV and broadband internet services) by 85.6% year over year to a total of 551,100 from 297,000 in Q3 2002, with 19.6% of customers now subscribing to all three services compared to 11.1% in Q3 2002.

Average Revenue per User (ARPU) increased to £41.43 in the third quarter, an increase of 6.5% over Q3 2002. Increased ARPU is due to high broadband take up, an increased number of triple RGUs and the continued migration of telephony customers to ‘Talk Plan’ packages.

Annualized churn declined from 16.4% in Q3 2002 to 14.4% in Q3 2003, reflecting continuing improvements in the overall customer experience. As anticipated, churn increased during the third quarter versus the prior quarter, as there is a seasonally high incidence of house movers during the summer months requiring disconnects.

The number of broadband customers increased by approximately 100,400 to 864,600 in the third quarter and stands at over 911,000 today. Over 30% of customers now subscribe to broadband services reflecting NTL Home’s strategy of initially upselling broadband services to its existing customer base.

NTL Home increased the number of on-net telephony customers by 36,100 to 2,489,800 in the quarter, compared to a loss of 27,900 telephone customers in Q3 2002. NTL Home continues to grow its telephony market share and has increased its customer base to over 2,500,000 on-net subscribers today.

After the removal of 15,000 ‘zero pay’ analog customers that were identified as part of our billing systems migration, the television customer base declined by 13,100. However, the number of digital television customers increased for the sixth consecutive quarter to 1,294,800 in

NTL INCORPORATED
November 12, 2003

Q3 2003, an increase of approximately 87,000 over Q3 2002, and now represents 64% of NTL Home’s total cable television subscribers.

NTL Home – Summary Customer Statistics:

	Q3-2003	Q2-2003	Q1-2003	Q4-2002	Q3-2002

Total Customers(1)	2,809,500	2,753,300	2,713,500	2,686,400	2,667,000
Customer additions	158,500	129,300	116,100	105,800	84,000
Customer disconnects	102,300	89,500	89,000	108,100	113,000
Net customer movement	56,200	39,800	27,100	(2,300)	(29,000)
Churn (annualized)(2)	14.4%	12.9%	13.0%	15.9%	16.4%
Revenue Generating Units(3)	5,364,100	5,240,700	5,125,300	4,983,900	4,870,900
Television(4)	2,009,700	2,022,800	2,037,700	2,055,300	2,065,300
DTV	1,294,800	1,269,700	1,255,200	1,229,000	1,207,800
Telephone	2,489,800	2,453,700	2,426,700	2,411,500	2,425,000
Broadband	864,600	764,200	660,900	517,100	380,600
Service Units	5,785,600	5,666,500	5,561,600	5,454,100	5,528,500
Internet dial-up and DTV access	421,500	425,800	436,300	470,200	486,600
Internet dial-up free use(5)	0	0	0	0	171,000
Average Revenue Per User(6)	£41.43	£41.04	£40.65	£40.03	£38.89

(1)	Starting in the 3 months ended December 31, 2002, total customers include master antenna television, or MATV customers

(2)	Our customer churn rate is calculated by dividing the number of customers lost in the most recent quarter, multiplied by four, by the average total number of customers we serviced during that quarter.

(3)	Each telephone, television and broadband Internet subscriber directly connected to our network counts as one RGU. Accordingly, a subscriber who receives both telephone and television service counts as two RGUs. RGUs may include subscribers receiving some services for free or at a reduced rate in connection with incentive offers. The National Cable & Telecommunications Association (NCTA) reporting guidelines for the US Cable industry do not recognize dial-up Internet customers as RGUs, although they are revenue generating for NTL.

(4)	During Q3 2003 in connection with the migration of several billing systems under our billing system integration program, we identified approximately 15,000 ‘zero-pay’ analog TV RGUs that have since been removed from our subscriber reporting tables.

(5)	Service to these free use customers was discontinued in October 2002.

(6)	Average Revenue Per User is calculated on a monthly basis by dividing total revenues generated from the provision of telephone, cable television and Internet services to customers who are directly connected to our network in that month, exclusive of VAT, by the average number of customers in that month. ARPU includes the former customers of BT Cable and MATV subscribers.

NTL INCORPORATED
November 12, 2003

NTL Business

NTL Business provides a competitive range of voice, data and Internet products to business customers and Public Sector organizations that can be economically connected to NTL’s network.

For the three months ended September 30, 2003, NTL Business revenues decreased by 9.5% in UK pounds to £69.4 million ($111.8 million) from £76.7 million ($119.2 million) for the same period of 2002. This decrease was mainly due to a reduction in the number of customers, major installations and orders. We expect NTL Business revenues to continue to decline at a similar rate (quarter on quarter) during Q4 2003 as we continue to focus on the profitability of the customer base and product portfolio, before returning to profitable growth in 2004.

For the three months ended September 30, 2003, NTL Business segment profit increased by 49.4% in UK pounds to £26.9 million ($43.3 million) from £18.0 million ($28.1 million) for the same period of 2002. NTL Business increased its segment profit margin from 23.5% in Q3 2002 to 38.8% in Q3 2003. This increase was primarily the result of reduced employee costs following a substantial organizational restructuring of NTL Business at the end of 2002 and in mid 2003 together with further operational efficiencies and cost cutting.

NTL Broadcast

NTL Broadcast provides digital and analogue television and radio broadcast transmission services, network management, tower site rental and satellite and media services as well as radio communications to public safety organizations in the UK.

For the three months ended September 30, 2003, NTL Broadcast revenues increased by 6.6% in UK pounds to £67.6 million ($108.8 million) from £63.4 million ($98.5 million) for the same period of 2002. This growth was the result of increased revenues from delivering radio communications services to the public safety sector and the continued rollout of digital radio as well as increases in site sharing.

For the three months ended September 30, 2003, NTL Broadcast segment profit increased slightly to £28.2 million ($45.4 million) from £28.1 million ($43.7 million) for the same period of 2002. This was due to increased revenues, together with savings in employee costs following the reorganization of certain activities within the Broadcast Services and Public Safety business units.

NTL Broadcast’s Public Safety group has grown revenues for the fourth consecutive quarter, growing revenues by 36% in UK pounds year over year. NTL Broadcast won contracts for analogue-to-digital replacement services worth in excess of £7.0 million ($11.6 million) with the Cheshire, Merseyside and Nottinghamshire police forces during the third quarter.

NTL INCORPORATED
November 12, 2003

NTL Carriers

NTL Carriers provides a range of wholesale telecommunications services over NTL’s national network supporting voice, data and mobile operators. Products include network design and build, voice transit and termination, managed infrastructure services such as fibre and co-location along with retail products such as leased lines.

For the three months ended September 30, 2003, NTL Carriers revenues remained constant at £28.5 million for both Q3 2003 and Q3 2002 ($45.9 million from $44.5 million).

For the three months ended September 30, 2003, NTL Carriers segment profit decreased by 2.4% in UK pounds to £23.9 million ($38.5 million) from £24.5 million ($38.1 million) for the same period of 2002. This was primarily due to the decline in the carrier revenues, partially offset by growth in the mobile market.

NTL Ireland

NTL Ireland continues to reinforce the significant improvements in financial performance achieved in the first half of 2003. For the three months ended September 30, 2003, NTL Ireland revenues increased by 14.0% in UK pounds to £17.9 million ($28.9 million) from £15.7 million ($24.2 million) for the same period of 2002.

Revenue grew due to the increased sales of premium services, including digital television, to existing customers, a price increase that became effective in January 2003, and an increase in business sector revenues. These increases were partly offset by a reduction in revenues resulting from the involuntary disconnection of some of our customers in connection with our more rigorous credit policy. This policy has now been fully implemented.

For the three months ended September 30, 2003, NTL Ireland segment profit increased by 66.7% in UK pounds to £7.5 million ($12.2 million) from £4.5 million ($6.9 million) for the same period of 2002.

The increase in segment profit was primarily due to revenue growth together with a reduction in the bad debt charge as a result of more rigorous credit policy enforcement. NTL Ireland ended the quarter with approximately 346,200 residential customers. Digital television customers grew by approximately 6,300 to 59,600 (including MMDS customers).

ARPU increased approximately 14.9% year over year to £14.15 in the third quarter of 2003 from £12.31 in Q3 2002.

NTL INCORPORATED
November 12, 2003

Shared Services

For the three months ended September 30, 2003, NTL Shared Services segment loss decreased by 2.0% in UK pounds to £61.6 million ($99.2 million) from £62.9 million ($97.7 million) for the same period of 2002.

The Q3 2003 £6.5 million ($10.5 million) benefit realised from the renegotiation of the IBM contract, will also reduce the ongoing fixed annual service charge by approximately £4.6 million ($7.4 million) per quarter until December 31, 2004.

In addition, the annual actuarial valuation of our pension plans during the fourth quarter of 2002 resulted in an increase in pension fund charges for the three months ended September 30, 2003 compared to the same period of 2002.

NTL INCORPORATED
November 12, 2003

Corporate Update

Rights Offering

NTL commenced its common stock rights offering on November 4, 2003 with a record date of November 7, 2003 and an expiration date of November 17, 2003. Holders of NTL’s common stock are entitled to purchase a total of 35,750,000 additional shares of its common stock at $40.00 per share. NTL will use the net proceeds of approximately £824.3 million ($1,370.0 million) to repay in full all obligations under the 19% Notes due 2010 and, together with cash on hand, the working capital facility.

After repaying the 19% Notes and the working capital facility, NTL expects to realise annual cash interest savings of approximately £124.0 million ($206.1 million).

NTL INCORPORATED
November 12, 2003

Revenue Summary (in £ millions)*

	Q3-2003	Q2-2003	Q1-2003	Q4-2002	Q3-2002

HOME
On-Net	£345.5	£336.1	£328.9	£322.4	£314.6
Wholesale & Off-Net	26.3	33.4	33.2	33.4	35.8

Total	371.8	369.5	362.1	355.8	350.4
BUSINESS	69.4	71.2	75.0	74.9	76.7
BROADCAST
Media	40.4	39.7	39.7	39.5	40.4
Wireless	11.1	10.8	11.0	11.2	11.1
Public Safety	16.1	14.3	13.6	12.5	11.9

Total	67.6	64.8	64.3	63.2	63.4
CARRIERS	28.5	27.4	27.6	26.8	28.5
IRELAND	17.9	18.4	17.5	15.4	15.7

Revenues	£555.2	£551.3	£546.5	£536.1	£534.7
Accounting Adjustments	—	—	—	(2.7)	—

TOTAL REVENUES	£555.2	£551.3	£546.5	£533.4	£534.7

*   In Q1 2003, NTL implemented a reorganization of certain of its business units. The associated changes included moving the Company’s Wholesale Internet division from NTL Business to NTL Home, its Public Safety division from NTL Business to NTL Broadcast and creating NTL Carriers by merging its carriers division with its mobile division and removing both from NTL Business. In addition, the allocation of certain costs from Shared Services to the various business units and the allocation of costs between NTL Home and NTL Business have changed. Finally, Corporate Expenses are now included in Central Support. The Revenue and Combined Segment Profit analysis in the Financial Review is presented in the revised structure and prior periods have been restated accordingly.

NTL INCORPORATED
November 12, 2003

Segment Profit (Loss) Summary (in £ millions)*

	Q3-2003	Q2-2003	Q1-2003	Q4-2002	Q3-2002

HOME
On-Net	£164.1	£152.5	£143.7	£147.8	£138.1
Wholesale & Off-Net	12.4	11.2	9.0	11.8	13.4

Total	176.5	163.7	152.7	159.6	151.5
BUSINESS	26.9	24.0	21.1	21.6	18.0
BROADCAST
Media	20.0	19.6	20.6	18.1	20.2
Wireless	5.6	5.2	5.7	4.7	6.0
Public Safety	2.6	2.1	2.3	1.1	1.9

Total	28.2	26.9	28.6	23.9	28.1
CARRIERS	23.9	23.3	22.2	22.4	24.5
SHARED SERVICES
Networks	(14.0)	(14.6)	(16.9)	(13.0)	(14.0)
Central Support/IT	(47.6)	(55.1)	(56.1)	(51.0)	(48.9)

Total	(61.6)	(69.7)	(73.0)	(64.0)	(62.9)
IRELAND	7.5	5.6	4.9	3.5	4.5

Segment Profit	£201.4	£173.8	£156.5	£167.0	£163.7
Accounting Adjustments	—	—	—	(4.0)	—

COMBINED SEGMENT PROFIT	£201.4	£173.8	£156.5	£163.0	£163.7

*   Q4 2002 includes the net effect of the Q4 2002 Accounting Adjustments of £4.0 million. This amount includes an adjustment for the reallocation of certain expenditures from capital to expense of approximately £41.2 million and an adjustment for the release of certain provisions, and the related increase in Combined Segment Profit, in the amount of approximately £43.4 million. These two adjustments relate principally to prior periods. Q1, Q2 and Q3 2002 Combined Segment Profit would be reduced by approximately £10 million per quarter if the reallocation of the £41.2 million from capital to expense were reflected in the appropriate quarters. The £43.4 million increase in Combined Segment Profit would not be reallocated to Q1, Q2 and Q3 2002 because these provisions relate to periods prior to 2002.

Corporate expenses are now included in Central Support. Prior periods have been restated accordingly.

NTL INCORPORATED
November 12, 2003

Condensed Consolidated Statements of Operations (unaudited)

Financial Results for the period to September 30, 2003
(in $ millions except per share data)

	Three months ended
	September 30,

	2003	2002

	Reorganized	Predecessor
	Company	Company

Revenue	$894.1	$830.3
Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	(359.4)	(383.6)
Selling, general and administrative expenses	(210.4)	(193.1)
Other charges	(4.2)	(316.2)
Depreciation	(296.5)	(385.6)
Amortization	(50.2)	(16.5)

	(920.7)	(1,295.0)

Operating (loss)	(26.6)	(464.7)
Other income (expense)
Interest income and other, net	5.2	1.6
Interest expense (contractual interest of $1,041.8 (2002))	(188.9)	(100.9)
Recapitalization expense	—	(32.6)
Share of income (losses) from equity investments	—	(3.5)
Foreign currency transaction gains (losses)	3.4	22.1

(Loss) before income taxes	(206.9)	(578.0)
Income tax (expense) benefit	18.0	10.4

Net (loss)	($188.9)	($567.6)

Basic and diluted net (loss) per common share
– (pro forma in 2002)	($3.73)	($11.24)

Weighted average shares – (pro forma in 2002)	50.6	50.5

NTL INCORPORATED
November 12, 2003

Condensed Consolidated Balance Sheets (dollars in millions)

	September 30,	December 31,
	2003	2002

	Reorganized	Predecessor
	Company	Company

	(Unaudited)	(See Note)
Assets
Current assets
Cash and cash equivalents	$469.4	$502.0
Marketable securities	—	5.2
Accounts receivable — trade, less allowance for doubtful accounts of $82.6 (2003) and $92.7 (2002)	399.2	395.9
Other	265.9	194.3
Due form NTL Europe, Inc	9.4	73.3

Total current assets	1,143.9	1,170.7
Fixed assets, net	7,600.9	11,088.9
Reorganization value in excess of amounts allocable to identifiable assets	534.3	—
Goodwill	—	330.6
Intangible assets, net	1,149.8	64.7
Investments in and loans to affiliates, net	3.7	8.4
Other assets, net of accumulated amortization of $52.6 (2003) and $184.8 (2002)	153.4	378.1

Total assets	$10,586.0	$13,041.4

Liabilities and shareholders’ equity (deficiency)
Current liabilities
Accounts payable	$294.7	$385.8
Accrued expenses and other	636.0	780.5
Accrued construction costs	32.0	70.4
Interest payable	153.0	177.3
Deferred revenue	420.1	359.8
Due to NTL Europe, Inc.	2.2	236.1
Current portion of long-term debt	2.4	5,955.4

Total current liabilities	1,540.4	7,965.3
Long-term debt	6,779.6	—
Less: unamortised discount	(198.5)	—

	6,581.1	—
Other	116.5	—
Deferred income taxes	36.5	94.4
Commitments and contingent liabilities
Liabilities subject to compromise	—	10,157.8
Shareholders’ equity (deficiency)
Series preferred stock — $.01 par value; authorized 5,000,000 (2003) and none (2002) shares; issued and outstanding none	—	—
Common stock — $.01 par value; authorized 400,000,000 (2003) and 100 (2002) shares; issued and outstanding 50,908,316 (2003) and 13 (2002) shares	0.5	—
Additional paid-in capital	2,936.5	14,045.5
Unearned stock compensation	(4.5)	—
Accumulated other comprehensive income (loss)	105.1	(653.6)
(Deficit)	(726.1)	(18,568.0)

Total shareholders’ equity (deficiency)	2,311.5	(5,176.1)

Total liabilities and shareholders’ equity (deficiency)	$10,586.0	$13,041.4

Note: The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date.

NTL INCORPORATED
November 12, 2003

Condensed Consolidated Statements of Cashflows

	Nine months ended
	September 30,

	2003	2002

	Reorganized	Predecessor
	Company	Company

Net cash provided by operating activities	$267.9	$100.7
Investing activities
Purchase of fixed assets	(457.5)	(505.5)
Investments in and loans to affiliates	3.2	(4.9)
Decrease (increase) in other assets	2.1	(186.3)
Purchase of marketable securities	(17.1)	(9.6)
Proceeds from sales of marketable securities	22.3	5.6

Net cash used in investing activites	(447.0)	(700.7)
Financing activities
Proceeds from borrowings, net of financing costs	—	662.8
Principal payments	(7.0)	(6.6)
Proceeds from borrowings from NTL (Delaware), Inc.	—	133.2
Contribution from NTL (Delaware), Inc.	—	3.9

Net cash (used in) provided by financing activities	(7.0)	793.3
Effect of exchange rate changes on cash and cash equivalents	14.8	27.3

Decrease in cash and cash equivalents	(171.3)	220.6
Cash and cash equivalents, beginning of period	640.7	251.1

Cash and cash equivalents, end of period	$469.4	$471.7

Supplemental disclosure of cash flow information
Cash paid during the period for interest, exclusive of amounts capitalised	$466.2	$375.4
Income taxes paid	—	1.3
Supplemental disclosure of non-cash financing activities
Contribution from NTL (Delaware), Inc.	$—	$125.6

NTL INCORPORATED
November 12, 2003

Group Financial Review

Consolidated Results of Operations

Three Months Ended September 30, 2003 and 2002

Revenues

For the three months ended September 30, 2003, consolidated revenues increased by 7.7% to $894.1 million from $830.3 million for the same period of 2002. Revenues in UK pounds increased by 3.8% to £555.2 million from £534.7 million during the same period. Revenues in our NTL Home division increased by £21.4 million driven by an increase in broadband Internet services. Revenues in our NTL Broadcast division increased by £4.2 million due primarily to increased revenues from delivery of radio communications services to the public safety sector and revenues in NTL Ireland increased by £2.2 million due primarily to a price increase, increased DTV customers and higher business sector revenues. These increases were offset by a decline in revenues in NTL Business, primarily due to a decrease in the number of customers.

Expenses

Operating Expenses. For the three months ended September 30, 2003, operating expenses, including network expenses, decreased by 6.3% to $359.4 million from $383.6 million for the same period of 2002, and operating expenses in UK pounds decreased 9.3% to £223.1 million from £246.1 million during the same period. Operating expenses as a percentage of revenues declined to 40.2% for the three months ended September 30, 2003 from 46.0% for the same period of 2002. This was primarily a result of decreases in television programming costs due to renegotiated contracts, which included expanded channel line ups in NTL Home; a reduction in amounts previously charged by local authorities in respect of rates payable on our network in NTL Home and NTL Business; and a reduction in port charges previously billed to us following an Oftel investigation into BT’s pricing formula in NTL Home. In addition our telephone interconnection costs have continued to decline as we more effectively route our outbound telephony traffic in NTL Home, and we have experienced lower costs within our NTL Business division as we continue to focus on a smaller but more profitable customer base. These reductions have been offset to some extent by the expensing of costs that are no longer applicable to capital activities and therefore no longer capitalized, together with higher employee costs.

Selling, general and administrative expenses. For the three months ended September 30, 2003, selling, general and administrative expenses increased by 9.0% to $210.4 million from $193.1 million for the same period of 2002, and expenses in UK pounds increased by 4.7% to £130.7 million from £124.8 million during the same period. Selling, general and administrative expenses as a percentage of revenues increased to 23.5% for the three months ended September 30, 2003 from 23.3% for the same period of 2002. The increase in these expenses was primarily due to the expensing of costs that are no longer applicable to capital activities and therefore no longer capitalized, offset by savings arising from our successful renegotiation of our IBM contract for outsourced IT services, together with reductions in our levels of bad debts in our NTL Home and NTL Ireland divisions. Increased employee costs in NTL Home principally within sales and

NTL INCORPORATED
November 12, 2003

marketing have been offset by reduced employee costs in NTL Business as a result of the substantial organizational restructuring at the end of 2002.

Other Charges

Other charges of $4.2 million for the three months ended September 30, 2003, comprised new charges of $8.4 million less releases of $4.2 million in respect of provisions no longer required principally relating to restructuring charges for employee severance and related costs. The new charges were incurred in respect of approximately 370 employees of whom approximately 150 had actually ceased employment by September 30, 2003.

Other charges of $316.2 million for the three months ended September 30, 2002, include provisions of $287.7 million for uncollectible receivables from NTL Europe, Inc. and certain of its subsidiaries, asset impairment charges of $26.6 million and restructuring charges of $1.9 million. The asset impairment charges were non-cash charges to write-down certain fixed assets of our NTL Home segment to their estimated fair values based on our assessment that their carrying value was not recoverable. Restructuring charges of $1.9 million in 2002 included severance and related expenses of $1.6 million and agreement modification costs of $0.3 million.

Depreciation expense

For the three months ended September 30, 2003, depreciation expense decreased to $296.5 million from $385.6 million for the same period of 2002, primarily as a result of the $2,498.0 million decrease in the carrying value of fixed assets subject to depreciation effective January 1, 2003. This decrease in carrying value of fixed assets was due to the adoption of fresh-start reporting, which included a reassessment of the remaining useful lives of these assets.

Amortization expense

For the three months ended September 30, 2003, amortization expense increased to $50.2 million from $16.5 million for the same period of 2002. This increase in amortization expense was as a result of the $1,222.6 million increase in the carrying value of customer lists, which became subject to amortization as of January 1, 2003 due to the adoption of fresh-start reporting.

Interest expense

For the three months ended September 30, 2003, interest expense increased to $188.9 million from $100.9 million for the same period of 2002. This was primarily due to additional borrowings under the Exit notes in January 2003, unfavorable movements in exchange rates increasing the U.S. dollar equivalent of our sterling debt interest charges, accretion charges in respect of fresh-start adjustments to the carrying value of our Diamond Holdings and NTL Triangle public notes, together with lower amounts of interest capitalized. In addition, the amendment and restatement of our Senior and Working Capital Credit Facilities in January 2003, amongst other things, increased the rate of interest payable and caused us to amortize certain costs incurred in connection with this amendment.

NTL INCORPORATED
November 12, 2003

We paid interest in cash of $221.0 million for the three months ended September 30, 2003 and $178.5 million for the three months ended September 30, 2002.

Recapitalization expense

For the three months ended September 30, 2003, we had no recapitalization expense. For the three months ended September 30, 2002, recapitalization expense was $32.6 million. Recapitalization expense included all transactions incurred as a result of our Chapter 11 reorganization. This expense included $9.5 million for employee retention related to substantially all of our UK employees and $23.9 million for financial advisory, legal, accounting and consulting costs and is net of $0.8 million of interest earned on accumulated cash since the Chapter 11 filing on May 8, 2002.

Foreign currency transaction gains (losses)

For the three months ended September 30, 2003, foreign currency transaction gains were $3.4 million as compared with gains of $22.1 million for the same period of 2002. These gains in 2003 were primarily due to the effect of changes in exchange rates on U.S. dollar denominated debt of our subsidiaries Diamond Holdings Limited and NTL Triangle, whose functional currency is not the U.S. dollar. Our results of operations will continue to be affected by foreign currency exchange rate fluctuations.

Income tax benefit

For the three months ended September 30, 2003, income tax benefit was $18.0 million as compared with income tax benefit of $10.4 million for the same period of 2002. The 2003 benefit is composed of $2.4 million in U.S. federal income tax benefit, $0.4 million in U.S. State and local income tax expense and $16.0 million of deferred non-U.S. income tax benefit. None of the 2003 income tax, except a portion of the state and local tax, is expected to be payable in the next year.

Net (loss)

For the three months ended September 30, 2003, net loss was $188.9 million as compared with a net loss of $567.6 million for the same period of 2002 for the reasons described above. This change was primarily a result of the decrease in other charges of $312.0 million, the reduction in depreciation expense of $89.1 million, the increase in interest expense of $88.0 million, and the increase in revenue of $63.8 million.

Net (loss) per share

Basic and diluted net loss per common share in the three months ended September 30, 2003 was $3.73 and in the three months ended September 30, 2002 was $11.24. Basic and diluted net loss per common share in the three months ended September 30, 2002 is computed as if the 50.0 million shares issued in connection with the Plan and the 500,000 shares issued in connection with the issuance of the Exit Notes were outstanding as of January 1, 2002.

NTL INCORPORATED
November 12, 2003

Segment profit (loss)

NTL Home. For the three months ended September 30, 2003, NTL Home revenues increased by 10.1% to $598.7 million from $543.9 million for the same period of 2002, and revenues in UK pounds increased by 6.1% to £371.8 million from £350.4 million during the same period. This was primarily a result of an increase in the number of customers subscribing to our broadband Internet services, increases in the proportion of these customers subscribing to higher bandwidth and therefore higher priced services, together with the impact of price increases for these broadband Internet services and our cable television services. These increases have been partially offset by a reduction of £5.6 million to revenue previously billed by us to our wholesale internet customers in respect of a reduction in port charges billed to us by BT for the period August 2001 to July 2003, following an Oftel investigation into BT’s pricing formula.

For the three months ended September 30, 2003, NTL Home segment profit increased by 21.2% to $284.1 million from $234.5 million for the same period of 2002, and segment profit in UK pounds increased by 16.5% to £176.5 million from £151.5 million during the same period. This increase was primarily due to revenue increases together with reductions in our cable television program costs as a result of renegotiated contracts with content providers, which included expanded channel line ups. The increase was also due to a reduction in amounts previously charged by local authorities in respect of rates payable on our network; a reduction in our telephone interconnection costs as we continue to more effectively route our outbound telephony traffic and a reduction in our bad debt charges due to improved collection procedures. In addition, the reduction in port charges billed by BT, net of the amounts credited to previously billed revenue, have benefited segment profit in the three months ended September 30, 2003 by £1.8 million. These reductions have been offset to some extent by the expensing of costs that are no longer applicable to capital activities and therefore no longer capitalized, together with higher employee costs due principally to an increase in the number of sales and marketing employees.

NTL Business. For the three months ended September 30, 2003, NTL Business revenues decreased by 6.2% to $111.8 million from $119.2 million for the same period of 2002, and revenues in UK pounds decreased by 9.5% to £69.4 million from £76.7 million during the same period. This decrease was primarily due to a decrease in the number of customers, major installations and orders. We expect NTL Business revenues to continue to decline at a similar rate for the remainder of 2003 as we continue our strategy of focusing on a smaller but more profitable customer base and selling more of our services to our existing customers. We expect to return our focus towards targeted profitable customer acquisitions in 2004.

For the three months ended September 30, 2003, NTL Business segment profit increased by 54.1% to $43.3 million from $28.1 million for the same period of 2002, and segment profit in UK pounds increased by 49.4% to £26.9 million from £18.0 million during the same period. This increase was primarily a result of reduced employee costs following a substantial organizational restructuring of NTL Business at the end of 2002 and during the three months ended June 30, 2003. In addition, NTL Business segment profit increased due to the impact of further operational efficiencies and cost cutting, a reduction in amounts previously charged by local authorities in respect of rates payable on our network, and the reduction in amounts charged by BT in respect of partial private circuits. These reductions have been offset to some extent by the

NTL INCORPORATED
November 12, 2003

expensing of costs that are no longer applicable to capital activities and therefore no longer capitalized.

NTL Broadcast. For the three months ended September 30, 2003, NTL Broadcast revenues increased by 10.5% to $108.8 million from $98.5 million for the same period of 2002, and revenues in UK pounds increased by 6.6% to £67.6 million from £63.4 million during the same period. This was primarily a result of increased revenues from delivery of radio communications services to the public safety sector. These arose principally from managed service contracts with six UK county police forces for the migration to digital from analog communication systems together with the supply of radio equipment and associated project and technical labor to the Metropolitan Police. We also generated additional revenues from the continued rollout of digital radio services and increases in site sharing. These increases were partially offset by a reduction in installation services revenues from mobile operators in respect of the rollout of cellular networks.

For the three months ended September 30, 2003, NTL Broadcast segment profit increased by 3.9% to $45.4 million from $43.7 million for the same period of 2002, and segment profit in UK pounds increased slightly to £28.2 million from £28.1 million during the same period. This was primarily as a result of the increased revenues, together with savings in employee costs following the reorganization of certain activities within the broadcast services and public safety business units. These were offset by the expensing of costs that are no longer applicable to capital activities and therefore no longer capitalized.

NTL Carriers. For the three months ended September 30, 2003, NTL Carriers revenues increased by 3.1% to $45.9 million from $44.5 million for the same period of 2002, and revenues in UK pounds remained constant at £28.5 million for both periods. Excess capacity in the carriers market has adversely affected pricing during 2003 and hampered our ability to obtain new business and retain existing business. In addition, during the three months ended September 30, 2002, NTL Carriers was able to recognize some revenues, which had previously been deferred, as a result of the insolvency of certain customers which released us from our obligations under our contracts with them. Increased revenues from mobile telecommunications operators have offset the resulting decline in revenues from carrier services.

For the three months ended September 30, 2003, NTL Carriers segment profit increased by 1.0% to $38.5 million from $38.1 million for the same period of 2002, and segment profit in UK pounds decreased by 2.4% to £23.9 million from £24.5 million during the same period. This was primarily due to the decline in the carrier revenues, partially offset by growth in the mobile market.

NTL Ireland. For the three months ended September 30, 2003, NTL Ireland revenues increased by 19.4% to $28.9 million from $24.2 million for the same period of 2002. Revenues in UK pounds increased 14.0% to £17.9 million from £15.7 million during the same period, and revenues in euros increased by 3.6% to €25.6 million from €24.7 million during the same period. The primary reasons for the increase were increased sales of premium services, including digital television, to existing customers, a price increase that became effective in January 2003, and an increase in business sector revenues. These increases were partly offset by a reduction in

NTL INCORPORATED
November 12, 2003

revenues resulting from the involuntary disconnection of some of our customers in connection with our more rigorous credit policy. This policy has now been fully implemented.

For the three months ended September 30, 2003, NTL Ireland segment profit increased by 76.8% to $12.2 million from $6.9 million for the same period of 2002, segment profit in UK pounds increased by 66.7% to £7.5 million from £4.5 million during the same period, and segment profit increased in euros by 52.1% to €10.8 million from €7.1 million for the same period of 2002. This was primarily due to revenue growth together with a reduction in our bad debt charge as a result of our more rigorous credit policy. In addition during the three months ended September 30, 2003, we renegotiated an agreement with a supplier that resulted in a reduction in charges of €1.5 million. We also successfully renegotiated our contract with IBM for outsourced IT services, resulting in a reduction of rates previously charged of €1.5 million.

NTL shared services. For the three months ended September 30, 2003, NTL shared services segment loss increased by 1.5% to $99.2 million from $97.7 million for the same period of 2002, and segment loss in UK pounds decreased by 2.1% to £61.6 million from £62.9 million. This is primarily due to the renegotiation of our contract with IBM for outsourced IT services which, amongst other things, resulted in a benefit to segment loss of £6.5 million in the three months ended September 30, 2003 principally due to a reduction in rates previously charged in 2003. Of this benefit approximately £5.8 million related to the six months ended June 30, 2003. We anticipate that our ongoing fixed annual service charge under this contract will be reduced by approximately £4.6 million per quarter. This decrease was partly offset by the expensing of costs that are no longer applicable to capital activities, and therefore are no longer capitalized. In addition, the annual actuarial valuation of our pension plans during the fourth quarter of 2002 caused us to increase our pension fund charges for the three months ended September 30, 2003 compared to the same period of 2002.

NTL INCORPORATED
November 12, 2003

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

Segment Profit (Loss)

NTL’s primary measure of profit or loss for each of our reportable segments is segment profit (loss). Our management, including our chief executive officer who is our chief operating decision maker, considers segment profit (loss) an important indicator of the operational strength and performance of our reportable segments. Segment profit (loss) for each division excludes the impact of costs and expenses that do not directly affect our cash flows or do not directly relate to the operating performance of that division. These costs and expenses include depreciation, amortization, interest expense, foreign currency transaction gains (losses), share of income (losses) from equity investments, and taxation.

Other charges, including restructuring charges, and recapitalization expenses and other losses are also excluded from segment profit (loss) as management believes they are not characteristic of our underlying business operations. Furthermore management believes that some of the components of these charges are not directly related to the performance of a single reportable segment.

Combined Segment Profit

Combined segment profit is not a financial measure recognized under GAAP. Combined segment profit represents our combined earnings before interest, taxes, depreciation and amortization, other charges, share of (losses) from equity investments, foreign currency transaction gains (losses) and recapitalization items, net, for each of our reportable business segments. This measure is most directly comparable to the GAAP financial measure net income (loss). Some of the significant limitations associated with the use of combined segment profit as compared to net income (loss) are that combined segment profit does not consider the amount of required reinvestment in depreciable fixed assets, interest expense, gains or losses on foreign currency transactions, income tax expense or benefit and similar items on our results of operations. Combined segment profit also ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations. We compensate for these limitations by using combined segment profit to measure profit or loss on a combined divisional basis and not to determine our consolidated results of operations.

We believe combined segment profit is helpful for understanding our performance and assessing our prospects for the future, and that it provides useful supplemental information to investors. In particular, this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliations to net income (loss), shown below, provide a more complete understanding of factors and trends affecting our business. Because non-GAAP financial measures are not standardized, it may not be possible to compare combined segment profit (loss) with other companies’ non-GAAP financial measures that have the same or similar names. The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for net income (loss) or other measures of financial performance reported in accordance with GAAP.

NTL INCORPORATED
November 12, 2003

Fixed Asset Additions (Accrual Basis)

NTL’s primary measure of expenditures for fixed assets is Fixed Asset Additions (Accrual Basis). Fixed Asset Additions (Accrual Basis) is defined as the purchase of fixed assets as measured on an accrual basis. NTL’s business is underpinned by its significant investment in network infrastructure and information technology. Management therefore considers Fixed Asset Additions (Accrual Basis) an important component in evaluating NTL’s liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations. Fixed Asset Additions (Accrual Basis) (formerly Capital Expenditure) is most directly comparable to the GAAP financial measure purchases of fixed assets as reported in the Statement of Cash Flows. The significant limitations associated with the use of Fixed Asset Additions (Accrual Basis) as compared to purchases of fixed assets are (1) Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities related to purchases of fixed assets and (2) Fixed Asset Additions (Accrual Basis) excludes capitalized interest. Management excludes these amounts from Fixed Asset Additions (Accrual Basis) because both are more related to the cash management treasury function than to NTL’s management of fixed asset purchases for long-term operational performance and liquidity. Management compensates for these limitations by separately measuring and forecasting working capital and interest payments.

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP accepted in the United States. These non-GAAP financial measures reflect an additional way of viewing aspects of NTL’s operations that, when viewed with NTL’s GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting NTL’s business. Management encourages investors to review NTL’s financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

NTL INCORPORATED
November 12, 2003

Reconciliation of
Revenue to US GAAP Revenue and Reconciliation of Combined Segment Profit
to US GAAP net loss
(in millions)

	3 Months	3 Months	3 Months	3 Months	3 Months
	ended	ended	ended	ended	ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2003	2003	2003	2002	2002

Revenue (in £’s)	£555.2	£551.3	£546.5	£533.4	£534.7
Effective exchange rate	1.61	1.61	1.60	1.57	1.55

US GAAP Revenue (in US$’s)	$894.1	$892.5	$875.9	$839.1	$830.3
Combined Segment Profit (in £’s)	£201.4	£173.8	£156.5	£163.0	£163.7
Effective exchange rate	1.61	1.61	1.60	1.57	1.55

Combined Segment Profit (in US$’s)	$324.3	$281.3	$250.8	$256.0	$253.6
Reconciling items:
Asset impairments	—	—	—	(418.5)	(26.6)
Other Charges	(4.2)	(20.9)	(2.9)	(95.9)	(289.6)
Depreciation & Amortization	(346.7)	(341.1)	(334.2)	(444.7)	(402.1)
Interest income (expense) and other, net	(183.7)	(183.7)	(173.8)	(108.9)	(99.3)
Interest income (expense) – NTL Europe Inc	—	—	—	(8.9)	—
Share of income (losses) from equity investments	—	(1.6)	0.1	(0.4)	(3.5)
Foreign currency transaction (losses) gains	3.4	21.0	(3.4)	(46.7)	22.1
Recapitalization items, net	—	—	—	(56.0)	(32.6)
Income tax benefit (expense)	18.0	(12.6)	(16.2)	(7.3)	10.4

Subtotal	(513.2)	(538.9)	(530.4)	(1,187.3)	(821.2)

US GAAP net (loss) in (US$)	$(188.9)	$(257.6)	$(279.6)	$(931.3)	$(567.6)

NTL INCORPORATED
November 12, 2003

Reconciliation of
Fixed Asset Additions (accrual basis)
to US GAAP Purchase of Fixed Assets
(in millions)

	For the Three Months Ended
	September 30,

	2003	2002

Fixed Asset Additions (accrual basis) (in £’s)	£58.9	£135.6
Effective exchange rate	1.61	1.54

Fixed Asset Additions (accrual basis) (in US$’s)	$95.0	$208.4
Other items:
Changes in liabilities related to Fixed Asset Additions (accrual basis)	62.8	(135.0)
Capitalized interest	—	11.9

Subtotal	62.8	(123.1)

Purchase of fixed assets (in US$’s)	157.8	85.3

NTL INCORPORATED
November 12, 2003

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Various statements contained herein constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. When used herein, the words “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements. These factors include those set forth under the caption “Risk Factors” in our Prospectus that was filed with the SEC on November 4, 2003, such as:

•  potential adverse developments with respect to our liquidity or results of operations;

•  the significant debt payments commencing in 2005 and other contractual commitments coming due over the next several years;

•  our ability to fund and execute our business plan;

•  the impact of new business opportunities requiring significant up-front investments;

•  our ability to attract and retain customers, increase our overall market penetration and react to competition from providers of alternative services;

•  our ability to integrate our billing systems;

•  our significant management changes;

•  our ability to develop and maintain back-up for our critical systems;

•  our ability to respond adequately to technological developments;

•  our ability to maintain contracts that are critical to our operations;

•  our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions;

•  interest rate and currency exchange rate fluctuations;

•  the impact of our recent reorganization and subsequent organizational restructuring; and

•  risks related to the rights offering.

We assume no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

NTL INCORPORATED
November 12, 2003

For more information contact:

Investor Relations:
US: Patti Leahy, +1 610 667 5554
UK: Virginia Ramsden, +44 (0)20 7967 3338

Media:
Alison Kirkwood, +44 (0)1256 752 662 / (0)7788 186 154
Justine Parrish, +44 (0)20 7746 4096 / (0)7966 421 991

Buchanan Communications
Richard Oldworth or Jeremy Garcia, +44 (0)20 7466 5000

There will be a conference call to analysts and investors today at 08.30 EST/ 13.30 UK time. Analysts and investors can dial in to the presentation by calling in the United States + 1 703 736 7226 or + 44 (0)20 7162 0186 for international access or via a live webcast of the conference call and presentation on the Company’s website, www.ntl.com/investors.

The replay will be available for one week beginning approximately two hours after the end of the call until 19 November, 2003. The dial-in number is as follows: US Replay Dial-in Number: +1 866 484 2564 and the International Replay Dial-in Number is + 44 (0)20 8288 4459. Conference ID: 771362.

NTL INCORPORATED
November 12, 2003

Residential Operating Statistics as of September 30, 2003

(subscriber totals in 000s)	UK		Ireland (1)		Total

Homes Passed	8,404.1		458.0		8,862.1
Homes Marketable(2)
Telco – On Net	7,548.0		23.0		7,571.0
ATV	7,767.0		458.0		8,225.0
DTV	7,277.0		393.9		7,670.9
Broadband	6,749.8		28.1		6,777.9

Customers
Single RGU	806.6		323.7		1,130.3
Dual RGU	1,451.6		5.9		1,457.5
Triple RGU (3)	551.3		—		551.3

Total	2,809.5		329.6		3,139.1

Telephone Customers	2,489.8		2.6		2,492.4
Television Customers
DTV – Cable	1,294.8		52.3		1,347.1
ATV – Cable	693.2		277.3		970.5
Master Antenna Television	21.7		—		21.7

Total	2,009.7		329.6		2,339.3

Internet
Dial-Up (metered)	150.9		—		150.9
Dial-Up (unmetered)	255.4		2.6		258.0
DTV Access	15.2		—		15.2
Broadband	864.6		3.3		867.9

Total	1,286.1		5.9		1,292.0

RGUs (4)
Telephone	2,489.8		2.6		2,492.4
Television	2,009.7		329.6		2,339.3
Broadband Internet	864.6		3.3		867.9

Total	5,364.1		335.5		5,699.6

Service Units (5)	5,785.6		338.1		6,123.7
RGUs/Customer	1.91	x	1.02	x	1.82	x
Service Units/Customer	2.06	x	1.02	x	1.95	x
Penetration (6)
Telephone	33.0%		11.3%		32.9%
Television	25.9%		72.0%		28.4%
Broadband Internet	12.8%		11.7%		12.8%
Customer	36.2%		72.0%		38.2%
Customer/RGU Movement
Opening Customers (at June 30, 2003)	2,753.3		344.6		3,097.9
Gross Adds	158.5		8.0		166.5
Disconnects	(102.3)		(23.0)		(125.3)

Closing Customers (at September 30, 2003)	2,809.5		329.6		3,139.1

Quarterly Customer Adds	56.2		(15.0)		41.2
Quarterly RGU Adds	123.4		(13.2)		110.2
% Customer Churn (7)	14.4%		26.4%		15.8%
Off-Net Telephony
Telephone	21.3		2.2		23.5
Telephone and Internet	100.3		1.2		101.5

Total	121.6		3.4		125.0

NTL INCORPORATED
November 12, 2003

(1)	NTL Ireland also offers microwave multi-point distribution services, or MMDS, to 70,000 marketable homes and had 7,266 digital and 9,330 analog MMDS customers at September 30, 2003.

(2)	Homes marketable refers to the number of homes within our service area that can potentially be served by our network with minimal connection costs. This is lower than homes passed due to restrictions imposed by some landlords on accessing multi-tenant buildings.

(3)	Triple customers include 200 subscribing to four services: telephone, Internet, ATV and DTV

(4)	Each telephone, television and broadband Internet subscriber directly connected to our network counts as one RGU. Accordingly, a subscriber who receives both telephone and television service counts as two RGUs. RGUs may include subscribers receiving some services for free or at a reduced rate in connection with incentive offers.

(5)	Service units are defined as telephone, television and all Internet subscribers directly connected to our network and, unlike RGU’s, include dial-up and television-access email.

(6)	Penetration rate measures the number of subscribers for our services divided by the number of marketable homes that our services pass.

(7)	Customer churn rate is calculated by dividing the number of customers lost in the most recent quarter, multiplied by four, by the average total number of customers we serviced during that quarter.